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                                                                  EXHIBIT (c)(8)



Chase Manhattan Private Bank, N.A.
205 Royal Palm Way
Palm Beach, FL 33480

March 26, 1998

Mr. G. Arthur Seelbinder
Ms. Kathleen Hammer
5500 Village Boulevard
West Palm Beach, Florida 33407

Dear Arthur and Kathleen:

On behalf of our affiliate, The Chase Manhattan Bank ("the Bank"), I am pleased to inform you that the Bank is prepared to extend the maturity of your loan to January 31, 1999 subject to the following terms and conditions:

Loan Amount:               up to $6,250,000.00
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Loan Type:                 Advised Line of Credit
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Pricing:                   LIBOR + 2.00% or Prime Rate (Borrower's option)
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Term:                      January 31, 1999 (annually renewable from this date
----                       forward at the Bank's option)

Guarantor:                 Cooker Restaurant Corporation
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Facility Fee:              None
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Collateral:
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     A perfected first priority security interest in 570,000 shares of Cooker
     Restaurant Corporation ("CGR"). The Maximum Advance Rate shall be 95% times the market value of the CGR stock collateral. The Bank shall have the right to modify the Maximum Advance Rate and the acceptability of the collateral ("Eligible Collateral") at any time.

     In the event that the value of the Eligible Collateral shall decline with the effect that the Loan Value defined below shall be less than the amount of the loan balance outstanding, the Bank, at its option: will require the Borrower to either 1) provide additional collateral acceptable to the Bank its sole discretion; or 2) to make a principal payment to the extent necessary to ensure that the aggregate outstanding loan balances are in compliance with the Maximum Advance Rate(s); or, if the Borrower shall fail to provide additional acceptable collateral or make a principal payment on the loan, the Bank may sell that portion of the collateral and apply the proceeds to the outstanding loans in an amount sufficient to ensure compliance with the Maximum Advance Rate(s).

     "Loan Value" shall mean the advance rate, as determined by the Bank from time to time, assigned to each type of Eligible Collateral. Collateral may be sold by the Bank without regard to the Borrower's basis or holding period.


Principal Amortization:    None, this loan shall be interest only.
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Conditions:                This loan will have no prepayment penalty
-----------                (excepting LIBOR provisions, if any)

                           This facility shall be cross-collateralized and cross-defaulted with any other loan facility extended to the Borrowers by The Chase Manhattan Bank or its affiliates.

Events of Default:
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o        Non-payment of Chase principal and/or interest when due.
o        Material adverse change in Borrowers' financial condition.
o Failure to deliver personal financial statement with footnotes and schedules or personal tax returns with schedules on an annual basis.
o        Bankruptcy or insolvency of Borrowers
o Failure to deliver any other financial information that the Bank may reasonably request.
o        Death of Borrower with a 7 month cure period granted to the estate

If you are in agreement with the foregoing, please sign and return the enclosed duplicate original of this letter. This letter may be executed in counterparts which, taken together, shall constitute an original. This letter will be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.


                                              Very truly yours,

                                              /s/ Richard M. Ditizio
                                              ------------------------------
                                              Richard M. Ditizio
                                              Vice President
ACCEPTED AND AGREED:
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/s/ G. Arthur Seelbinder                      /s/ Kathleen W. Hammer
------------------------------                ------------------------------
G. Arthur Seelbinder                          Kathleen W. Hammer


GUARANTOR

/s/ Phillip L. Prichard
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Cooker Restaurant Corporation


By: Phillip L. Pritchard
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Its: President
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